EXHIBIT 14

                                 Code of Ethics

Conflicts of Interest Policy Overview

Artcraft V, Inc. ("Artcraft") recognizes and respects that officers and employees may take part in legitimate financial, business and other activities outside their jobs. However, those activities must be lawful and free of conflicts with their responsibilities as Artcraft employees.

Employees must not misuse Artcraft resources or discredit Artcraft's name and reputation. The effectiveness of this policy depends on the cooperation of all employees in disclosing any situations that may be contrary to the intent of the policy and the ethical standards that it expresses.

Core Ethical Requirements:

o Disclose outside activities, financial interests or relationships that may present a possible conflict of interest or the appearance of a conflict. Make your disclosures in writing to your supervisor as well as to company legal counsel. When in doubt as to whether a possible conflict of interest exists, err on the side of disclosure.

o In addition to complying with the law and Artcraft policies, exercise your own good judgment in all personal and business dealings outside your Artcraft job.

o Avoid actions or relationships which might conflict or appear to conflict with your job responsibilities or the interests of Artcraft.

o Do not misuse Artcraft resources, intellectual property, time or facilities (including office equipment, e-mail, and computer applications).

o Obtain necessary approvals before accepting any position as an officer or director of an outside business concern.

What Artcraft Officers and Employees Are Urged To Watch For:

o Holding a financial interest in a company where you could personally affect Artcraft's business with that company.

o Taking a part-time job where you may be tempted to spend time on that job during your normal Artcraft working hours or to use Artcraft equipment or materials.

o Receiving gifts of greater than nominal value from suppliers, customers or competitors while you are in a position to influence Artcraft decisions that might affect or appear to affect the outside concern.

o Receiving personal discounts or other benefits from suppliers, service providers or customers not available to the general public or similarly situated Artcraft employees.

o Directing business to a supplier that is owned or managed by a relative or close friend.

o Misusing Artcraft resources, your position or influence to promote or assist an outside business or not-for-profit activity.

o Preferential hiring of, direct supervision of, or making a promotion decision about a spouse, relative or close personal friend.

o A romantic or other personal relationship that may create a conflict of interest with the employee's Artcraft responsibilities or compromise company interests